Exhibit 99.1

Actuate Reports Second Quarter 2013 Financial Results

+ Total BIRT iHub-based business and iHub-based license business continues double digit growth

+ Record BIRT license business

+ Record BIRT license business from open source BIRT users

+ Record average license order size from open source BIRT users

+ Solid momentum in BIRT Analytics business

+ Announces 12 month $40.0 million share repurchase program

SAN MATEO, Calif.--(BUSINESS WIRE)--August 1, 2013--Actuate Corporation (NASDAQ: BIRT), The BIRT Company™ – delivering more insights to more people than all BI companies combined, today announced financial results for the second quarter 2013.

Second Quarter 2013 Financial and Operational Highlights:

  Total license revenue of $16.2 million;
  Total revenue of $34.9 million;
  Non-GAAP operating income of $6.3 million and non-GAAP operating margin of 18%;
  Non-GAAP fully diluted EPS of $0.09;
  Booked 3 transactions with a license component in excess of $1.0 million;
  Booked 71 deals greater than $100,000;
  Total cash and short-term investments of $74.0 million on June 30, 2013;
  The Company replaced its $50.0 million line of credit with more favorable terms than the prior line of credit;
  Operating cash flow of $4.5 million for the second quarter and $14.1 million for the first six months of 2013.

“Continued solid double digit growth of total BIRT iHub-based business and iHub-based license business provides momentum for Actuate,” said Peter Cittadini, President and CEO of Actuate. “The growth of the iHub business was driven by projects involving BIRT developers and BIRT iHub Content Services. In addition, we are seeing solid momentum for BIRT Analytics less than a year after its acquisition. Our new sales year started with dedicated sales teams to capitalize on the growing demand from BIRT developers as well as for BIRT iHub Content Services and BIRT Analytics.”

Tweet this: #Actuate NASDAQ: $BIRT: License revenue $16.2 million; Non-GAAP diluted EPS $0.09; Non-GAAP Op Margin 18%

Revenues as reported in accordance with U.S. generally accepted accounting principles (GAAP) for the second quarter of 2013 were $34.9 million, compared with $36.2 million in the second quarter of 2012. License revenues for the second quarter of 2013 were $16.2 million as compared to $15.7 million in the second quarter of 2012. Service revenues for the quarter were $18.7 million as compared to $20.5 million reported in the same quarter last year.

It is important to note that the first quarter of 2013 marked the end of the quarterly revenue stream from the Company’s June 2010 settlement agreement with Oracle. The terms of the agreement called for equal cash payments by Oracle to Actuate. Accordingly, over the past twelve quarters ended March 31, 2013, Actuate has recognized $1.3 million of quarterly revenues in each quarter from Oracle.

GAAP operating income was $2.2 million for the second quarter of 2013, compared with $6.2 million in the second quarter of 2012. GAAP net income for the second quarter of 2013 was $1.3 million, or $0.03 per diluted share, compared with net income of $5.6 million, or $0.11 per diluted share, in the second quarter of 2012. GAAP operating margin and net income margin for the second quarter of 2013 was 6% and 4%, respectively.

Non-GAAP net income for the second quarter of 2013 was $4.4 million, or $0.09 per diluted share, compared with non-GAAP net income of $6.3 million, or $0.12 per diluted share in the second quarter of 2012. Non-GAAP operating margin and net income margin for the second quarter of 2013 was 18% and 13%, respectively.

Cash and short term investments totaled $74.0 million on June 30, 2013, an increase of $7.5 million from December 31, 2012.

In addition, the Company announced that its Board of Directors has authorized a twelve month share repurchase program of $40.0 million.

Second Quarter 2013 Business Highlights:

Big Data & Analytics:

  Released latest version of BIRT Analytics, the first product to enable advanced predictive analysis – through a variety of techniques – of data from any source by business users;
  Launched connector with YASH Technologies for SAP R/3 to provide easy integration of Big Data with BIRT and BIRT iHub;
  Integrated BIRT iHub and BIRT onDemand with Amazon Redshift for Big Data analytics in the cloud;
  Enhanced Open Source Eclipse BIRT with connectors to MongoDB, Cassandra, POJO, and emitters for Microsoft Office documents;
  Beat all other major vendors in Dresner’s 2013 Wisdom of Crowds Survey with BIRT-based solutions for Big Data business analytics;
  Solid momentum in BIRT Analytics business;
  Actuate and SaskTel won the CIO and IT Leadership award for location intelligence from Ventana Research.

BIRT and BIRT iHub:

  Total BIRT iHub-based business and iHub-based license business continues double digit growth;
  The BIRT community includes over 2.5 million BIRT developers worldwide;
  Record BIRT license business;
  Record BIRT license business from open source BIRT users;
  Record average license order size from open source BIRT users;
  106,500 total registrations to date on BIRT Exchange, up 17% from 91,000 a year ago.

Customers:

During the second quarter, Actuate received significant new and repeat business from, among others: ADP Retirement Services, Aetna Inc., Bank of America Corporation, Banner Life Insurance Company, Cisco Systems (ACS), College Of American Pathologists, Dell – SecureWorks, Fidelity National, Information Services, Inc., GuideOne, Inc., IBM Global Services, Loomis, Sayles & Company, Morgan Stanley, National House Building Council, NetApp, Inc., Niku / CA, Inc., RedSeal, Reliance Standard Life Insurance Company, Secretary of State for Defence (UK), Selligent SA, Singapore Press Holdings Limited, Societe Generale, Stadtwerke München GmbH, The Bank of New York Mellon Corporation, The Bank of Nova Scotia, United States Marine Corps, Zurich Financial Services.

Conference Call Information

Actuate’s management will be holding a conference call at 2:00 p.m. PT (5:00 p.m. ET) today, August 1, 2013 to further discuss these results. The dial-in number for the call is 877-407-8035 (201-689-8035 for international participants) and the conference ID is #417407. The conference call will be broadcast live on the Investor Relations section of Actuate’s web site at http://www.actuate.com/investor and will be available as an archived replay for a limited time thereafter.

Actuate – The BIRT Company™

Actuate founded and co-leads the BIRT open source project, which is used by more than 2.5 million developers around the globe and serves as the foundation of Actuate’s commercial offerings. Applications built with BIRT and BIRT iHub deliver more business and consumer insights to more people than all BI companies combined - ensuring organizations are ready for the exponential growth of Big Data and the proliferation of touch devices.

Actuate’s BIRT and BIRT iHub empower developers to rapidly develop custom, BIRT-based business analytics and customer communications applications. Applications built with one BIRT design can access and integrate any data, including unstructured sources. They provide a seamless user experience regardless of skill level and are supported by BIRT iHub for any cloud, hybrid, on-premise, web or touch device deployment.

Headquartered in Silicon Valley, Actuate has over 5,000 customers globally in a diverse range of business areas including financial services, technology and the government. Actuate is listed on NASDAQ under the symbol BIRT. For more information, visit www.actuate.com or engage with the BIRT community at www.birt-exchange.com.

Discussion of Non-GAAP Financial Measures

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Actuate management evaluates and makes operating decisions using various performance measures. In addition to our GAAP results, we also consider adjusted net income, which we refer to as non-GAAP net income. We further consider various components of non-GAAP net income such as non-GAAP gross margin and non-GAAP operating expense. Non-GAAP net income is generally based on the revenues of our product, maintenance and services business operations and the costs of those operations, such as cost of revenue, research and development, sales and marketing and general and administrative expenses, that management considers in evaluating our ongoing core operating performance. Non-GAAP net income consists of net income excluding amortization of intangible assets, equity plan-related compensation expenses, acquisition related expenses, restructuring charges, asset impairment costs, one-time professional services fees, facilities adjustments, foreign currency exchange gains and losses related to the revaluation of monetary assets and liabilities and other one-time charges and gains which management does not consider reflective of our core operating business. Non-GAAP net income also includes an adjustment to add back revenue that could not be recognized due to the impact of purchase accounting on the acquired Quiterian revenue contracts. Intangible assets consist primarily of purchased technology, in-process research and development, trade names, customer relationships, employment agreements and other intangible assets issued in connection with acquisitions. Restructuring charges consist of severance and benefits, excess facilities and asset-related charges and include strategic reallocations or reductions of personnel resources. Equity plan-related compensation expenses represent the fair value of all share-based payments to employees, including grants of employee stock options recognized during the period. For purposes of comparability across other periods and against other companies in our industry, non-GAAP net income is adjusted by the amount of additional taxes or tax benefit that the Company would accrue using a normalized effective tax rate applied to the non-GAAP results. Our non-GAAP earnings per share calculation also includes an adjustment to total outstanding shares to reflect what the share amount would have been if it were calculated using non-GAAP results.

Non-GAAP net income is a supplemental measure of our performance that is not required by, nor presented in accordance with, GAAP. Moreover, it should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We present non-GAAP net income because we consider it an important supplemental measure of our performance.

Management excludes from non-GAAP net income certain recurring items to facilitate its review of the comparability of the Company's core operating performance on a period-to-period basis because such items are not related to the Company's ongoing core operating performance as viewed by management. Management uses this view of its operating performance for purposes of comparison with its business plan and individual operating budgets and allocations of resources. Additionally, when evaluating potential acquisitions, management excludes the items described above from its consideration of target performance and valuation.

The Company believes that, in general, these items possess one or more of the following characteristics: their magnitude and timing is largely outside of the Company's control; they are unrelated to the ongoing operation of the business in the ordinary course; they are unusual and the Company does not expect them to occur in the ordinary course of business; or they are non-operational, or non-cash expenses involving stock option grants.

The Company believes that the presentation of these non-GAAP financial measures is warranted for several reasons:

1) Such non-GAAP financial measures provide an additional analytical tool for understanding the Company's financial performance by excluding the impact of items that may obscure trends in the core operating performance of the business;

2) Since the Company has historically reported non-GAAP results to the investment community, the Company believes the inclusion of non-GAAP numbers provides consistency and enhances investors' ability to compare the Company's performance across financial reporting periods;

3) These non-GAAP financial measures are employed by the Company's management in its own evaluation of performance and are utilized in financial and operational decision making processes, such as budget planning and forecasting;

4) These non-GAAP financial measures facilitate comparisons to the operating results of other companies in our industry, which use similar financial measures to supplement their GAAP results, thus enhancing the perspective of investors who wish to utilize such comparisons in their analysis of the Company's performance.

Set forth below are additional reasons why specific items are adjusted in the Company's non-GAAP financial measures:

a) Amortization charges for purchased technology and other intangible assets are excluded because they are inconsistent in amount and frequency and are significantly impacted by the timing and magnitude of the Company's acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. Generally, the impact of these charges to the Company's net income tends to diminish over time following an acquisition.

b) While stock-based compensation constitutes an ongoing and recurring expense of the Company, it is not an expense that typically requires or will require cash settlement by the Company. We therefore exclude these charges for purposes of evaluating our core performance as well as with respect to evaluating any potential acquisition.

c) Restructuring charges are primarily related to severance costs and/or the disposition of excess facilities driven by modifications of business strategy. These costs are excluded because they are inherently variable in size, and are not specifically included in the Company's annual operating plan and related budget due to the rapidly changing facts and circumstances typically associated with such modifications of business strategy.

d) During the quarter the Company incurred professional services fees related to considerations regarding strategic alternatives. These costs are excluded because the charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company’s core operations, they are not included in the Company’s annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance.

e) The deferred revenue adjustment relates to our acquisition of Quiterian, which was concluded in October 2012. In accordance with the fair value provisions of Accounting Standards Codification ("ASC") 805, Business Combinations, acquired deferred revenue was recorded on the opening balance sheet, which was lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment. The Company believes that this non-GAAP financial adjustment is useful to investors because it allows investors to (a) evaluate the effectiveness of the methodology and information used by management in its financial and operational decision-making and (b) compare past and future reports of financial results of the Company as the revenue reduction related to acquired deferred revenue will not recur when related terms are renewed in future periods.

f) The Facilities Adjustment relates to the Company’s new and old headquarters facilities and their related leases. In the second quarter of fiscal 2012 the Company initiated a lease for its new headquarters in the BayCenter facility, which the Company occupied in July 2012. As a result of this new lease, the Company incurred duplicate rent during a portion of the second quarter of fiscal 2012 as it was paying rent on both the old Bridgepointe campus and the new BayCenter facility. The Facilities Adjustment compensates for this duplicate rent. In addition, as part of the old lease, Actuate was required to restore the facility back to its original condition upon expiration of the lease period. The Facilities Adjustment serves to add restoration costs on the old headquarters facility back to income.

The Facilities Adjustment is made for non-GAAP purposes because the underlying costs are non-recurring in nature, are unrelated to the Company's core operations in the ordinary course, and are not included in our annual operating plan and related budget. They are directly impacted by the timing of the Company's lease transactions and we analyze and measure our operating results without these charges when evaluating our core performance. Actuate believes that investors benefit from a supplemental non-GAAP financial measure that excludes these items because it allows more meaningful comparability of results between periods and enables investors to compare Actuate’s core operating results in different periods without this variability.

g) Foreign currency exchange gains and losses represent the net gain or loss that Actuate has recorded for the impact of currency exchange rate movements on monetary assets and liabilities denominated in foreign currencies related to the revaluation of these assets and liabilities. Actuate presents non-GAAP financial information excluding foreign exchange gains and losses for several reasons. These foreign currency gains and losses are generally unpredictable and can cause Actuate’s reported results to vary significantly. The magnitude and timing of these gains and losses are largely outside of Actuate’s control because Actuate has not engaged in hedging or taken other actions to reduce the likelihood of incurring a sizeable net gain or loss in future periods. Management believes that these gains and losses are unrelated to the ongoing operation of its business in the ordinary course and are non-operational. Management therefore excludes these items for the purposes of evaluating core performance and they are not specifically included in the Company’s annual operating plans, budgets or management compensation structure. Actuate believes that investors benefit from a supplemental non-GAAP financial measure that excludes these items because it allows more meaningful comparability of results between periods and enables investors to compare Actuate’s core operating results in different periods without this variability.

h) Other one-time charges are comprised of two distinct components. It includes a one-time write off of approximately $188,000 for expensing of the remaining unamortized costs related to our credit facility with Wells Fargo Foothill (“WFF”). During the second quarter of 2013 we terminated our line of credit with WFF and negotiated a more favorable agreement with U.S. Bank. Also during the second quarter of 2013, as a result of our restructuring of the Performance Management Group, we wrote-off leasehold improvements totaling approximately $155,000 associated with our Toronto, Canada idle facility. These one-time charges are excluded because we analyze and measure our operational results without these charges when evaluating our core performance. Furthermore, such charges are non-recurring in nature, are inherently variable in size and are not included in the Company’s annual operating plan and related budget. These charges are unrelated to the ongoing operations of the business in the ordinary course and unrelated to the Company’s core operations.

i) Asset impairment costs are excluded because they inherently vary in size and are not specifically included in the Company's annual operating plan. Furthermore, asset impairment charges do not typically require any cash outlay and the timing of such impairments is largely outside of the Company's control.

j) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the Company's long-term tax structure. The Company is using a normalized effective tax rate of 30%. This adjustment is made because the rate remains subject to change based on several factors, including variations over time in the geographic business mix and statutory tax rates. This non-GAAP estimated tax rate is reviewed annually.

k) Acquisition-related costs are costs incurred in concluding our acquisition of Quiterian. The acquisition was closed in October 2012. These costs are excluded because they are inconsistent in amount and frequency and are directly impacted by the timing and magnitude of the Company’s acquisition transactions. We analyze and measure our operating results without these charges when evaluating our core performance. These acquisition-related costs are unrelated to the Company’s core operations in the ordinary course and are not included in our annual operating plan and budget.

In the future, the Company expects to continue reporting non-GAAP financial measures excluding items described above and the Company expects to continue to incur expenses similar to the non-GAAP adjustments described above. Accordingly, exclusion of these and other similar items in our non-GAAP presentation should not be construed as an inference that these costs are unusual, infrequent or non-recurring.

As stated above, the Company presents non-GAAP financial measures because it considers them to be important supplemental measures of performance. However, non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for the Company's GAAP results. In the future, the Company expects to incur expenses similar to the non-GAAP adjustments described above and expects to continue reporting non-GAAP financial measures excluding such items. Some of the limitations in relying on non-GAAP financial measures are:

  Amortization of intangibles, though not directly affecting our current cash position, represent the loss in value as the technology in our industry evolves, is advanced or is replaced over time. The expense associated with this loss in value is not included in the non-GAAP net income presentation and therefore does not reflect the full economic effect of the ongoing cost of maintaining our current technological position in our competitive industry, which is addressed through our research and development program.
  The Company may engage in acquisition transactions in the future. Merger and acquisition related charges may therefore continue to be incurred and should not be viewed as non-recurring.
  The Company's employee equity incentive and employee stock purchase plans are important components of our incentive compensation arrangements and will be reflected as expenses in our GAAP results for the foreseeable future.
  The Company's income tax expense will be ultimately based on its GAAP taxable income and actual tax rates in effect, which may differ significantly from the rate assumed in our non-GAAP presentation.
  Other companies, including other companies in our industry, may calculate non-GAAP financial measures differently than we do, limiting their usefulness as a comparative measure.

Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and is available in the investor relations section of the Company's web site for a limited time at http://www.actuate.com/investor. Investors are advised to carefully review and consider this information strictly as a supplement to the GAAP results that are contained in this press release and in the Company's SEC filings.

Cautionary Note Regarding Forward Looking Statements: The statements contained in this press release that are not purely historical are forward looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These include statements regarding Actuate’s expectations, beliefs, hopes, intentions or strategies regarding the future. All such forward-looking statements are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and application development, business intelligence, business analytics, output management and customer communications management software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of acquisitions on the Company’s financial and/or operating condition, the ability to increase revenues through our indirect distribution channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate’s Securities and Exchange Commission filings, specifically Actuate 2012 Annual Report on Form 10-K filed on March 8, 2013 as well as its quarterly reports on Form-10Q.

ACTUATE CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	June 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$73,993	$66,450
Accounts receivable, net	26,583	33,053
Other current assets	9,292	9,098
Total current assets	109,868	108,601
Property and equipment, net	6,939	7,805
Goodwill and other intangibles, net	61,496	62,984
Other assets	13,188	13,125
	$191,491	$192,515

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,357	$1,976
Restructuring liabilities	269	509
Accrued compensation	7,069	6,504
Other accrued liabilities	5,546	5,626
Deferred revenue	41,948	43,438
Total current liabilities	56,189	58,053

Long term liabilities:
Notes payable	830	843
Other liabilities	3,193	3,157
Deferred revenue	2,316	2,978
Tax liabilities	2,401	2,127
Total long term liabilities	8,740	9,105

Stockholders' equity	126,562	125,357
	$191,491	$192,515

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012
Revenues:
License fees	$16,155	$15,693	$31,635	$29,085
Services	18,747	20,535	38,185	41,979
Total revenues	34,902	36,228	69,820	71,064

Costs and expenses:
Cost of license fees	551	492	1,124	957
Cost of services	4,431	4,823	9,414	10,080
Sales and marketing	14,316	12,870	28,090	23,744
Research and development	6,382	5,803	12,942	11,608
General and administrative	6,168	5,711	12,048	11,558
Amortization of purchased intangibles	301	289	564	578
Restructuring charges	523	15	591	33
Total costs and expenses	32,672	30,003	64,773	58,558
Income from operations	2,230	6,225	5,047	12,506
Interest and other income	17	896	317	589
Interest expense	(60)	(61)	(120)	(200)
Income before income taxes	2,187	7,060	5,244	12,895
Provision for income taxes	874	1,499	912	3,457
Net income	$1,313	$5,561	$4,332	$9,438
Basic net income per share	$0.03	$0.11	$0.09	$0.19
Shares used in basic per share calculation	47,781	49,218	47,980	49,124
Diluted net income per share	$0.03	$0.11	$0.09	$0.18
Shares used in diluted per share calculation	50,471	52,949	50,593	52,838

ACTUATE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Six Months Ended
	June 30,
Operating activities	2013	2012
Net income	$4,332	$9,438
Adjustments to reconcile net income to net cash from operating activities:
Share-based compensation expense related to stock options and employee stock purchase plan	4,091	3,228
Excess tax benefits from exercise of stock options	(814)	(2,067)
Amortization of other purchased intangibles	1,274	1,125
Amortization of debt issuance cost	40	34
Write-off of unamortized debt issuance costs	187	-
Depreciation	1,085	909
Fixed asset write-offs	155	-
Change in valuation allowance on deferred tax assets	(89)	(191)
Impairment of assets	-	89
Gain on liquidation of investments	(416)	-
Accretion of discount (premium) on short-term debt securities	(225)	105
Changes in operating assets and liabilities, net of acquired assets and assumed liabilities:
Accounts receivable, net	6,470	10,073
Other current assets	(414)	(3,136)
Accounts payable	(637)	192
Accrued compensation	565	(936)
Other accrued liabilities	(80)	(78)
Deferred tax assets, net of liabilities	(53)	143
Income tax receivable	108	(1,334)
Income tax payable	901	1,855
Other deferred liabilities	(30)	2,555
Restructuring liabilities	(173)	(46)
Deferred revenue	(2,152)	(3,394)
Net cash provided by operating activities	14,125	18,564

Investing activities
Purchases of property and equipment	(356)	(3,253)
Proceeds from maturity of investments	20,432	14,855
Purchases of short-term investments	(24,427)	(26,391)
Proceeds from security deposits and other	36	5
Net cash used in investing activities	(4,315)	(14,784)

Financing activities
Credit facility related payments	(12)	(33)
Excess tax benefit from exercise of stock options	814	2,067
Proceeds from issuance of common stock	3,809	6,337
Stock repurchases	(10,000)	(9,995)
Tax related to net share settlements of restricted stock awards and units	(50)	-
Net cash used in financing activities	(5,439)	(1,624)
Effects of exchange rates on cash and cash equivalents	(970)	(96)
Net increase in cash and cash equivalents	3,401	2,060
Cash and cash equivalents at the beginning of the period	37,483	38,759
Cash and cash equivalents at the end of the period	$40,884	$40,819

ACTUATE CORPORATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
Revenue reconciliation:	June 30,		(a)	June 30,		(a)
	2013	2012	Notes	2013	2012	Notes
GAAP revenue	$34,902	$36,228		$69,820	$71,064
Non-GAAP adjustments:
Deferred revenue adjustments	10	-	(g)	35	-	(g)
Total non-GAAP revenues	$34,912	$36,228		$69,855	$71,064

	Three Months Ended			Six Months Ended
	June 30,		(a)	June 30,		(a)
Operating expense reconciliation:	2013	2012	Notes	2013	2012	Notes

GAAP operating expenses	$32,672	$30,003		$64,773	$58,558
Non-GAAP adjustments:
Amortization of purchased technology	(333)	(274)	(b)	(710)	(547)	(b)
Amortization of other intangibles	(301)	(289)	(c)	(564)	(578)	(c)
Stock-based compensation expense	(2,345)	(1,838)	(d)	(4,091)	(3,394)	(d)
Restructuring charges	(523)	(15)	(e)	(591)	(33)	(e)
Acquisition related costs	(250)	-	(f)	(522)	-	(f)
One-time professional services fees	(327)	-	(i)	(327)	-	(i)
Facilities adjustment	-	(380)	(j)	-	(380)	(j)
Asset impairment	-	-		-	(89)	(k)
Total non-GAAP operating expenses	$28,593	$27,207		$57,968	$53,537

	Three Months Ended			Six Months Ended
Operating income reconciliation:	June 30,		(a)	June 30,		(a)
	2013	2012	Notes	2013	2012	Notes
Total non-GAAP revenues	$34,912	$36,228		$69,855	$71,064
Total non-GAAP operating expenses	(28,593)	(27,207)		(57,968)	(53,537)
Total non-GAAP operating income	$6,319	$9,021		$11,887	$17,527

	Three Months Ended			Six Months Ended
Net income reconciliation:	June 30,		(a)	June 30,		(a)
	2013	2012	Notes	2013	2012	Notes
GAAP income before income taxes	$2,187	$7,060		$5,244	$12,895
Non-GAAP adjustments:
Amortization of purchased technology	333	274	(b)	710	547	(b)
Amortization of other intangibles	301	289	(c)	564	578	(c)
Stock-based compensation expense	2,345	1,838	(d)	4,091	3,394	(d)
Restructuring charges	523	15	(e)	591	33	(e)
Acquisition related costs	250	-	(f)	522	-	(f)
Deferred revenue adjustments	10	-	(g)	35	-	(g)
Other one-time charges	343	-	(h)	343	-	(h)
One-time professional services fees	327	-	(i)	327	-	(i)
Facilities adjustment	-	380	(j)	-	380	(j)
Asset impairment	-	-		-	89	(k)
Foreign currency exchange gain	(307)	(817)	(l)	(137)	(433)	(l)
Non-GAAP income before income taxes	6,312	9,039		12,290	17,483
Non-GAAP tax provision	1,894	2,712	(m)	3,687	5,245	(m)
Non-GAAP net income	4,418	6,327		8,603	12,238
Basic non-GAAP net income per share	$0.09	$0.13		$0.18	$0.25
Shares used in basic per share calculation	47,781	49,218		47,980	49,124
Diluted non-GAAP net income per share	$0.09	$0.12		$0.17	$0.23
Shares used in diluted per share calculation	51,178	53,468	(n)	51,069	53,377	(n)

(a) This table contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (GAAP). Such measures are intended to serve as a supplement to the GAAP results presented elsewhere in this press release, and should not be considered in isolation or as a substitute for such GAAP results. See the section entitled Discussion of Non-GAAP Financial Measures in this press release for additional information regarding: the manner in which management uses these non-GAAP financial measures; the economic substance behind management's decision to use such measures; the material limitations associated with use of these non-GAAP financial measures as compared to the use of the most directly comparable GAAP financial measures; the manner in which management compensates for these limitations when using these non-GAAP financial measures; and the substantive reasons why management believes these non-GAAP financial measures provide useful information to investors.

(b) Amortization of purchased technology acquired in prior acquisitions . Purchased technology is amortized over the estimated life of the underlying asset.

(c) Amortization of other intangibles includes identifiable intangible assets including trade names, employment agreements and customer relationships acquired through various acquisition transactions. Other identified intangibles are amortized over the estimated remaining life of the underlying intangibles.

(d) Actuate accounts for stock-based compensation expense under the fair value method in accordance with the authoritative guidance issued by the Financial Accounting Standards Board ("FASB") related to the measurement and disclosure of stock-based compensation expense. Stock-based compensation expense is measured at the grant date based on the fair value of the award and is recognized as expense over the requisite service period. For the three months ended June 30, 2013, stock-based expense included approximately (in thousands): $172, $663, $242, and $1,268, related to cost of services revenues, sales and marketing expense, research and development expense and general and administrative expense, respectively.

(e) The restructuring expense for the second quarter of 2013 consists primarily of employee severance and an idle facilities charge related to our Performance Management Group in Canada. The restructuring expense for the second quarter of 2012 consists primarily of idle facilities charges related to a Xenos facility in Europe.

(f) Costs associated with the acquisition of Quiterian.

(g) The deferred revenue adjustment relates to our prior year acquisition of Quiterian, which was concluded in October of 2012. In accordance with the fair value provisions of Accounting Standards Codification ("ASC") 805, Business Combination, acquired deferred revenues that were recorded on the opening balance sheet, which were lower than the historical carrying value. This purchase accounting requirement adversely impacts the Company's reported GAAP revenue primarily for the first twelve months post-acquisition. In order to provide investors with financial information that facilitates comparison of both historical and future results, the Company has provided non-GAAP financial measures which exclude the impact of the purchase accounting adjustment.

(h) Represents a one-time write off totaling approximately $188,000 for the remaining unamortized costs related to our credit facility as we terminated our Line ofCredit agreement with Wells Fargo Foothill (“WFF”) and re-negotiated a more favorable agreement with U.S. Bank in the second quarter of 2013. Also during the second quarter of 2013, we wrote-off leasehold improvements totaling approximately $155,000 associated with our Toronto, Canada idle facility as part of our plan of restructuring the Performance Management Group.

(i) During the quarter, the Company incurred professional services fees related to considerations regarding strategic alternatives. These costs are excluded becausethe charges are unrelated to the ongoing operation of the business in the ordinary course. Because these costs are unrelated to the Company's core operations, they are not included in the Company's annual operating plan. We analyze and measure our operating results without these charges when evaluating our core performance.

(j) The lease on our new headquarters located at 951 Mariners Island Boulevard commenced on June 1, 2012. However, we relocated to this new facility on July 23, 2012. During the second quarter and as a result of our contractual commitments, we incurred rent expenses on both the Bridgepointe and the Mariners Island facilities. The rent adjustment above prorates and adjusts the rent expenses during the quarter to only include rent for the occupied Bridgepointe facility . We also incurred a one-time lease restoration charge associated with the Bridgepointe facility during the second quarter of 2012.

(k) The amount represents the impairment of fixed assets.

(l) Foreign currency exchange gains and losses represent the net gain or loss that Actuate has recorded for the impact of currency exchange rate movements on monetary assets and liabilities denominated in foreign currencies related to the revaluation of these assets and liabilities.

(m) Income tax expense is adjusted by the amount of additional expense or benefit that we would accrue if we used non-GAAP results instead of GAAP results in the calculation of our tax liability, taking into consideration the company's long-term tax structure. The Company use a normalized effective tax rate of 30%.

(n) Shares used in calculating diluted earnings per share have been adjusted to reflect what the share amounts would have been if they were calculated using non-GAAP results.

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CONTACT:
Actuate Corporation
Linda Wells, 415-445-3236
ir@actuate.com